EXHIBIT 99

                                          Philip M. Hanley
                                          Chief Financial Officer
                                          American General Finance, Inc.
                                          812-468-5420

                     AMERICAN GENERAL FINANCE CORPORATION

                        MAINTAINS MOMENTUM IN EARNINGS

                               AND ASSET GROWTH


HIGHLIGHTS

      -     Earnings growth of 25% to quarterly record $63 million

      -     Net finance receivables up $452 million over year-end

      -     Return on assets of 2.9%; return on equity of 18.7%


EVANSVILLE, IN, OCTOBER 25, 1994.--American General Finance Corporation earned a record $63 million during the third quarter of 1994, a 25% increase over 1993 third quarter net income of $50 million. Through the first nine months of 1994, net income was a record $173 million, a 14% improvement over the $151 million earned during the first nine months of 1993, before one-time accounting changes of $12.6 million. The annualized year-to-date return on assets increased to 2.9% and return on equity was 18.7%, up from 2.8% and 17.4%, respectively, for the first nine months of 1993 prior to the one-time accounting changes.

Solid growth in all lending areas during the quarter contributed to a $184 million increase in net finance receivables, which are up $452 million for the first nine months. The relatively higher levels of retail-based and traditional consumer loan receivables continued to impact performance. Higher yields and continued favorable borrowing costs resulted in an increase in the year-to-date net lending spread, which was 10.8% through September 30, 1994, versus 10.1% for the first nine months of 1993. Delinquent receivables were 2.8% at September 30, 1994, compared to 2.5% at December 31, 1993. Net charge offs were 2.1% for the first nine months of 1994, compared to 1.8% for the nine months ended September 30, 1993.

"We are very pleased by the strong growth achieved in every receivables category", remarked Daniel Leitch III, President and Chief Executive Officer. "This growth and asset mix have contributed greatly in the ability to achieve our record setting operating earnings performance, in terms of both absolute earnings and profitability."
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FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percents)

For the Quarter Ended September 30,                    1994         1993

Total Revenues                                         $357         $309

Net Income                                            $62.7        $50.1

Finance Charge Yield                                  17.6%        16.9%

Net Charge Offs                                       2.25%        2.02%

For the Nine Months Ended September 30,                1994         1993

Total Revenues                                       $1,006         $906

Income Before Accounting Changes                     $172.6       $151.5

Net Income                                           $172.6       $138.9

Finance Charge Yield                                  17.4%        16.9%

Net Charge Offs                                       2.10%        1.83%

Return on Assets*                                      2.9%        2.8%*

Return on Equity*                                     18.7%       17.4%*

* 1993 is before one-time accounting changes of $12.6 million.

At:                                                 9/30/94     12/31/93

Total Assets                                         $8,367       $7,505

Net Receivables                                      $6,323       $5,872

Delinquency                                           2.79%        2.54%

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $8.4 billion and operates nearly 1,250 offices in 39 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to approximately 2.5 million low-to-middle income American families. The company offers direct consumer and home equity loans; indirect retail sales financing; and credit and non-credit related insurance.
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